Exhibit 10.2

SOUNDBITE COMMUNICATIONS, INC.

Executive Retention Agreement

THIS EXECUTIVE RETENTION AGREEMENT (this “Agreement”) is entered into between SoundBite Communications, Inc., a Delaware corporation (the “Company”), and [Name of Executive] (the “Executive”) as of [for James A. Milton: May 1, 2009] [for Robert C. Leahy, Timothy R. Segall, and Mark D. Friedman: December 29, 2008, in order to amend and restate in its entirety the Executive Retention Agreement dated as of November 28, 2008].

WHEREAS, the board of directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel;

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below.

1. Key Definitions. As used herein, the following terms shall have the following respective meanings:

1.1. “Cause” means termination for any one of the following reasons:

(a)	the Executive’s willful misconduct or gross negligence in the performance of his duties as an employee and officer of the Company (as determined by a majority of the directors of the Company other than, if applicable, the Executive); or

(b)	the Executive’s criminal misconduct in connection with the performance of his duties as an employee and officer of the Company.

1.2. “Change in Control” means:

(a)	a sale by the Company, whether for cash or securities, of all or substantially all of its assets; or

(b)	a merger or consolidation of the Company with or into another entity in a transaction where the shares of the Company’s capital stock outstanding immediately prior to the closing of such merger or consolidation represent or are converted into or exchanged for shares that represent less than a majority of the shares of capital stock of the resulting or surviving entity outstanding immediately after the closing of such merger or consolidation.

1.3. “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

1.4. “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in subsections (a) through (d) below:

(a)	a substantial reduction in the scope or nature of the Executive’s responsibilities, duties, authorities, position, powers or reporting structure or relationships;

(b)	a material reduction in the Executive’s annual base compensation;

(c)	a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is more than 50 miles from the location at which the Executive previously performed his principal duties for the Company; or

(d)	any material breach by the Company of this Agreement or any employment agreement with the Executive.

Notwithstanding the foregoing, any such event or circumstance shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 3.2(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom, provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Executive. The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall be effective for the period (the “Term”) commencing as of the date hereof and continuing in effect through December 31, 2009; provided, however, that commencing on January 1, 2010 and each January 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than 90 days prior to the scheduled expiration of the Term (or any extension thereof), the Company shall have given the Executive written notice that the Term will not be extended.

3. Employment Status; Termination.

3.1. Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time.

3.2. Termination of Employment.

(a) Any termination of the Executive’s employment by the Company or by the Executive (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7. Any Notice of Termination shall:

(i)	indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice,

(ii)	to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and

(iii)	specify the Date of Termination (as defined below).

The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be. In the event the Company fails to satisfy the requirements of Section 3.2(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

(b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c) Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) that constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board at which he may, at his election, be represented by counsel and at which he shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than 15 days prior written notice to the Executive stating the Board’s intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) that the Board believes constitutes Cause for termination.

(d) Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the initial occurrence of the event(s) or circumstance(s) that constitute(s) Good Reason, and the Company has 30 days from the receipt of the Notice to correct such event or circumstance.

4. Benefits to Executive.

4.1. Compensation.

(a) Termination Without Cause or for Good Reason. Subject to Sections 4.3 and 4.5, if the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason, then the Executive shall be entitled to the following benefits:

(i)	the Company shall pay to the Executive in a lump sum in cash on the thirtieth day after the Date of Termination the aggregate of the following amounts:

(1)	the sum of (A) the Executive’s base salary through the Date of Termination, (B) the product of (x) the annual bonus paid or payable (including any bonus or portion thereof that has been earned but deferred) for the most recently completed fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (C) the amount of any commission earned through the Date of Termination, and (D) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the amounts described in clauses (A), (B), (C) and (D) are referred to as the “Accrued Obligations”); and

(2)	the amount equal to (A) [for James A. Milton, Robert C. Leahy and Timothy R. Segall: 1.0] [for Mark D. Friedman: 0.5 (or, in the event the Date of Termination occurs within six months following the closing of a Change in Control, 1.0)] multiplied by (B) the sum of (x) the Executive’s highest annual base salary at any time during the twelve months prior to the date of delivery of the Notice of Termination, and (y) the Executive’s commission for the most recently completed fiscal year.

(ii)	for [for James A. Milton, Robert C. Leahy and Timothy R. Segall: 12 months after the Date of Termination] [for Mark D. Friedman: 6 months after the Date of Termination (or, in the event the Date of Termination occurs within six months following the closing of a Change in Control, twelve months after the Date of Termination)], or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those that would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the date of delivery of the Notice of Termination or, if more favorable to the Executive and his family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, (A) that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family and (B) to the extent such payments are taxable and/or extend beyond the period of time during which the Executive would be entitled (or would, but for this clause (B)) to COBRA continuation coverage under a group health plan of the Company, such payments shall be made on a monthly basis);

(iii)	to the extent not previously paid or provided, the Company shall pay or provide to the Executive within 90 days after the Date of Termination any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(iv)	for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company until [for James A. Milton, Robert C. Leahy and Timothy R. Segall: 12 months after the Date of Termination] [for Mark D. Friedman: 6 months after the Date of Termination (or, in the event the Date of Termination occurs within six months following the closing of a Change in Control, twelve months after the Date of Termination).

(b) Resignation without Good Reason; Termination for Death or Disability. Subject to Section 4.3, if the Executive voluntarily terminates his employment with the Company, excluding a termination for Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability, then the Company shall (i) pay the Executive (or his estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination, the Accrued Obligations and (ii) pay or provide to the Executive within 90 days after the Date of Termination the Other Benefits.

(c) Termination for Cause. If the Company terminates the Executive’s employment with the Company for Cause, then the Company shall (i) pay the Executive, in a lump sum in cash within 30 days after the Date of Termination, the sum of (A) the Executive’s annual base salary through the Date of Termination and (B) the amount of any compensation previously deferred by the Executive, in each case to the extent not previously paid, and (ii) pay or provide to the Executive within 90 days after the Date of Termination the Other Benefits.

4.2. Taxes.

(a) Notwithstanding any other provision of this Agreement, except as set forth in Section 4.2(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the Executive. For purposes of this Section 4.2, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b) Notwithstanding the provisions of Section 4.2(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.2(b) shall be referred to as a “Section 4.2(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c) For purposes of this Section 4.2 the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4.2(d). Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 4.2(b) Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence, or (B) that he disagrees with such determination, in which case he shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 4.2(b) Override is applicable. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 4.2, then the Contingent Compensation Payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If the Executive states in the Executive Response that he agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. The Company shall not be obligated to pay any interest with respect to any payments to be made to the Executive following the resolution of such dispute.

(e) The provisions of this Section 4.2 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

4.3. Payments Subject to Section 409A.

(a) Subject to this Section 4.3, payments or benefits under Section 4.1 shall begin only upon the date of a “separation from service” of the Executive (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Section 4.1, as applicable:

(i) It is intended that each installment of the payments and benefits provided under Section 4.1 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 4.1.

(iii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(1)	Each installment of the payments and benefits due under Section 4.1 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(2)	Each installment of the payments and benefits due under Section 4.1 that is not described in Section 4.3(a)(iii)(1) and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.

(b) The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 4.3(b), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and (c) of the Code.

(c) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

4.4. Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.1(a)(ii), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

4.5. Release. The obligation of the Company to make the payments and provide the benefits to the Executive under Sections 4.1(a)(i)(2) and 4.1(a)(ii) is conditioned upon the Executive signing a release of claims, in a customary and reasonable form requested by the Company (the “Executive Release”), within 30 days following the Date of Termination, and upon the Executive Release becoming effective and any applicable revocation period having expired as of such date. The Company shall not be obligated to make any payments to the Executive under Section 4.1(a)(i)(2) until the Executive Release has become effective.

5. Disputes. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

6. Successors.

6.1. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid that assumes and agrees to perform this Agreement, by operation of law or otherwise.

6.2. Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

7. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 22 Crosby Drive, Bedford, Massachusetts 01730, Attention: Chief [Executive][Financial] Officer, and to the Executive at his address set forth on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

8. Miscellaneous.

8.1. Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

8.2. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.3. Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies that may be available, the Executive shall have the right to specific performance and injunctive relief.

8.4. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

8.5. Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

8.6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

8.7. Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

8.8. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. Notwithstanding the foregoing, this Agreement shall not be deemed to supersede, in part or in whole, the terms of (a) the Amended and Restated Change in Control Agreement entered into between the Company and the Executive as of the date hereof or (b) any stock option agreement, whether outstanding as of the date of this Agreement or granted subsequently, even if the vesting of options granted thereunder may be accelerated by an event or occurrence that constitutes a Change in Control for purposes of this Agreement.

8.9. Construction. The headings of the Sections of this Agreement are included only for convenience and shall not affect the meaning or interpretation of this Agreement. References herein to Sections shall mean such Sections of this Agreement, except as otherwise specified. The words “herein” and “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular part of this Agreement. The word “including” as used herein shall not be construed so as to exclude any other thing not referred to or described.

8.10. Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

8.11. Executive’s Acknowledgements. The Executive acknowledges that he:

(a)	has read this Agreement;

(b)	has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel;

(c)	understands the terms and consequences of this Agreement; and

(d)	understands that the law firm of WilmerHale is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.

8.12. Section 409A. This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

SOUNDBITE COMMUNICATIONS, INC.

By:
Name: Title

[NAME OF EXECUTIVE]

Address of Executive: